Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated September 18, 2025 relating to the financial statements of Phaos Technology Holdings (Cayman) Limited (the Company) for the years ended April 30, 2025 and 2024, which appears in the Company’s Annual Report on Form 20-F for the year ended April 30, 2026.

/s/ Kreit & Chiu CPA LLP

Los Angeles, California

August 31, 2026